Exhibit 99.2
SVOX AG AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2010 and 2009
(With Independent Auditors’ Report Thereon)

SVOX AG

Report of Independent Auditors
To the board of directors:
We have audited the accompanying consolidated balance sheets of SVOX AG and its subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, consolidated statements of stockholders’ deficit and comprehensive loss and consolidated statements of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SVOX AG and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
PricewaterhouseCoopers AG

Michael Abresch, PhD	Martin Kennard
July 27, 2011

SVOX AG
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2010	2009

Revenues	$12,136,825	9,053,442
Cost of revenues	714,311	859,471
Amortization of intangible assets	325,350	323,631

Total cost of revenues	1,039,661	1,183,102

Gross profit	11,097,164	7,870,340

Operating expenses:
Research and development	10,231,072	8,896,760
Sales and marketing	3,173,853	2,029,042
General and administrative	3,448,600	2,735,832
Amortization of intangible assets	305,425	277,174

Total operating expenses	17,158,950	13,938,808

Loss from operations	(6,061,786)	(6,068,468)

Other income (expense):
Interest income	2,055	4,349
Interest expense	(20,553)	(1,189)
Other income (expense), net	(331,660)	1,919
Gain on bargain purchase	—	1,452,555

Loss before income taxes	(6,411,944)	(4,610,834)

Income tax benefit	116,171	119,118

Net loss	$(6,295,773)	$(4,491,716)

See accompanying notes to consolidated financial statements.

SVOX AG
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$452,003	$2,305,853
Accounts receivable, net	1,980,692	1,958,886
Other current assets	666,865	345,992

Total current assets	3,099,560	4,610,731

Intangible assets, net	1,703,472	2,061,038
Property and equipment, net	851,992	880,610
Other assets	549,247	165,734

Total assets	$6,204,271	$7,718,113

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$210,246	$560,848
Deferred revenue	6,773,333	4,073,587
Accrued expenses	2,823,472	2,563,187
Due to bank	1,329,130	—
Other current liabilities	317,509	809,813

Total current liabilities	11,453,690	8,007,435

Deferred revenue, less current portion	5,870,239	3,281,312
Pension liabilities	1,628,271	1,171,225
Other noncurrent liabilities	327,098	494,629

Total liabilities	19,279,298	12,954,601

Commitments and contingencies	—	—

Stockholders’ deficit:
Common stock, CHF 1 par value; 149,940 shares authorized; 129,540 shares issued and outstanding	121,704	121,704
Preferred stock (B Series), CHF 1 par value; 74,025 shares authorized, issued and outstanding (liquidation preference $2,742,297 as of December 31, 2010)	69,547	69,547
Preferred stock (C Series), CHF 1 par value; 143,457 shares authorized, issued and outstanding (liquidation preference $4,250,839 as of December 31, 2010)	134,779	134,779
Additional paid-in capital	4,810,639	4,810,639
Retained deficit	(16,302,006)	(10,006,233)
Accumulated other comprehensive loss	(1,909,690)	(366,924)

Total stockholders’ deficit	(13,075,027)	(5,236,488)

Total liabilities and stockholders’ deficit	$6,204,271	$7,718,113

See accompanying notes to consolidated financial statements.

SVOX AG
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS

									Accumulated
			Preferred Stock		Preferred Stock				Other	Total
	Common Stock		(B Series)		(C Series)		Additional	Retained	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Loss	Deficit
Balance at January 1, 2009	129,540	$121,704	74,025	$69,547	143,457	$134,779	$4,810,639	$(5,514,517)	$(135,122)	$(512,970)

Net loss	—	—	—	—	—	—	—	(4,491,716)	—	(4,491,716)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(229,217)	(229,217)
Unrealized loss on pensions	—	—	—	—	—	—	—	—	(2,585)	(2,585)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(4,723,518)

Balance at December 31, 2009	129,540	121,704	74,025	69,547	143,457	134,779	4,810,639	(10,006,233)	(366,924)	(5,236,488)

Net loss	—	—	—	—	—	—	—	(6,295,773)	—	(6,295,773)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(1,334,074)	(1,334,074)
Unrealized loss on pensions	—	—	—	—	—	—	—	—	(208,692)	(208,692)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(7,838,539)

Balance at December 31, 2010	129,540	$121,704	74,025	$69,547	143,457	$134,779	$4,810,639	$(16,302,006)	$(1,909,690)	$(13,075,027)

See accompanying notes to consolidated financial statements.

SVOX AG
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009
Cash flows from operating activities
Net loss	$(6,295,773)	$(4,491,716)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	324,915	204,201
Gain on bargain purchase	—	(1,452,555)
Amortization of intangible assets	630,775	600,805
Deferred taxes and other	(446,170)	16,713
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	30,384	(654,499)
Other current assets	(302,114)	710,505
Accounts payables	(363,632)	514,034
Deferred revenue	4,292,264	3,524,037
Accrued expenses	61,130	1,064,263
Other current liabilities	(538,884)	(439,968)
Other non-current liabilities	31	(175,460)

Net cash used in operating activities	(2,607,074)	(579,640)

Cash flows from investing activities:
Payments for purchase of property and equipment	(168,760)	(687,959)
Payments for purchase of intangible assets	(379,312)	(55,139)
Payments for acquisitions, net of cash acquired	—	(663,500)

Net cash used in investing activities	(548,072)	(1,406,598)

Cash flows from financing activities:
Proceeds from borrowings	1,281,000	—

Net cash provided by financing activities	1,281,000	—

Effect of exchange rate changes on cash and cash equivalents	20,296	87,242

Net decrease in cash and cash equivalents	(1,853,850)	(1,898,996)

Cash and cash equivalents at beginning of year	2,305,853	4,204,849

Cash and cash equivalents at end of year	$452,003	$2,305,853

Supplemental Cash Flow Information:
Cash paid for interest	$50,553	$1,189
Cash paid for income taxes	$3,796	$29,149
See accompanying notes to consolidated financial statements.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Presentation
SVOX AG and subsidiaries (the “Company” or “we”) develop, market and sell speech recognition, dialog, and speech output software products for the automotive, mobile, and consumer electronics industries. Our products are embedded in a variety of offerings including:
•	Automotive navigation and speech products

•	Mobile navigation devices

•	Mobile handsets and applications for mobile handsets

•	Other consumer electronic devices e.g. e-readers
Our contractual arrangements typically comprise the delivery of professional services, an initial license fee, royalties based on the number of contracted units that include our software, and either contractual or implied post contract support (“PCS”). Our agreements may also include the delivery of future specified and unspecified products on a when and if available basis.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, assumptions and judgments. The most important of these relate to revenue recognition; the allowances for doubtful accounts; the valuation of intangible assets and tangible long-lived assets; accounting for business combinations; accounting for pension obligations; accounting for stock-based compensation; accounting for income taxes and related valuation allowances; and loss contingencies. We base our estimates on historical experience, market participants’ fair value considerations and various other factors that are believed to be reasonable under the circumstances. Actual amounts could differ significantly from these estimates.
Basis of Consolidation
The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated. We have no involvement with variable interest entities.
Revenue Recognition
We derive revenue from software license agreements, including royalty arrangements and professional services, including maintenance and PCS. Revenue recognition for our arrangements is accounted for in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 605, Revenue Recognition, and ASC Subtopic 985-605, Software Revenue Recognition. The sale and/or license of software products and technology is deemed to have occurred when a customer either has taken possession of the related software or technology or has access to take immediate possession of the software or technology. We recognize revenue from the sale or license of software products and licensing of technology when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectability is probable.
Vendor-specific objective evidence (“VSOE”) of fair value for software and software-related services exists when a company can support what the fair value of its software and/or software-related services is based on evidence of the prices charged when the same elements are sold separately. VSOE of fair value

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
is required, generally, in order to separate the accounting for various elements in a software and related services arrangement. We have not established VSOE of fair value of PCS, professional services, or other elements within our arrangements.
For licensing arrangements, persuasive evidence of an arrangement exists once we have an executed agreement with our customer. For service arrangements, persuasive evidence of an arrangement exists upon receipt of a purchase order or a statement of work (“SOW”) from the customer.
We generally deliver software and the corresponding access keys to customers electronically. Electronic delivery occurs when we provide the customer access to the software. Delivery of service related elements is deemed to have occurred upon customer invoicing, and, where applicable, customer acceptance.
Fees are considered fixed and determinable for royalty arrangements (user-based fees) upon receipt of actual usage reports from the customer. For service arrangements, fees are fixed and determinable upon receipt of a purchase order or SOW from the customer.
If collectability is not probable at the outset of an arrangement, revenue is not recognized until collectability becomes probable or payment is received, whichever occurs first (provided that all other revenue recognition criteria are met). We assess collectability of the customer receivable based on a number of factors such as collection history with the customer and creditworthiness of the customer.
Revenue from royalties on sales of software products by original equipment manufacturers (“OEMs”), where no services are included, is recognized in the quarter when the OEMs have provided us with royalty reports, provided all other revenue recognition criteria are met. We do not estimate royalties prior to the receipt of OEM reports as actual usage may exhibit significant variability between periods due to the influence of numerous external factors.
Revenues generated from the sale of a software license also may include PCS and maintenance services for the initial stated or implied term of the arrangement. As VSOE does not exist for PCS, the fees for the license and the fees for the support and maintenance are combined and recognized ratably over the support and maintenance term. Software license arrangements may also include installation and training services and as such, the combination of products and services represent a multiple-element arrangement for revenue recognition purposes.
We occasionally sell professional services separately from a licensing arrangement and recognize revenues resulting from professional services sold separately once those services have been completed.
When accounting for multiple-deliverable arrangements, as we are unable to separate the elements of our arrangements due to lack of VSOE of fair value, we do not separate initial services being delivered from future deliverables regardless of whether the services are essential or non-essential to the functionality of software.
We use the completed contract method of contract accounting for arrangements that are being accounted for using the guidance of ASC Subtopic 985-605, Software Revenue Recognition. Deferred costs associated with applying the completed contract method of contract accounting are included in other assets.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Deferred Revenue
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition. Deferred revenue that will be recognized during the succeeding 12-month period from period end is recorded as current deferred revenue and the remaining portion is recorded as noncurrent.
Business Combinations
We adopted the guidance in ASC Topic 805, Business Combinations effective January 1, 2009. Under ASC Topic 805, we determine and allocate the purchase price of an acquired company to the tangible and intangible assets acquired and liabilities assumed as of the business combination date. Results of operations and cash flows of acquired businesses are included in our operating results from the date of acquisition. The purchase price allocation process requires us to use significant estimates and assumptions, including fair value estimates, as of the business combination date including estimated fair values of intangible assets and estimated income tax assets and liabilities assumed from the acquiree.
Long-Lived Assets
Our long-lived assets consist principally of acquired intangible assets and property and equipment (which also include equipment under capital leases and leasehold improvements). Property and equipment are stated at cost and are depreciated over their estimated useful lives. Equipment under capital leases is stated at the present value of minimum lease payments. Equipment under capital leases and leasehold improvements are depreciated over the shorter of the related lease term or the estimated useful life. Depreciation is computed using the straight-line method. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included in the consolidated statements of operations.
We include in our amortizable intangible assets those intangible assets acquired in our business acquisitions. We amortize acquired intangible assets with finite lives over the estimated economic lives of the assets, generally using the straight-line method. Each period, we evaluate the estimated remaining useful life of acquired intangible assets, as well as property and equipment, to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation or amortization.
We evaluate the recoverability of long-lived assets whenever events or changes in circumstances indicate the carrying value of an asset or asset group may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the assets plus net proceeds expected from disposition of the assets, if any, are less than the carrying value of the assets. If an asset or asset group is deemed to be impaired, the amount of the impairment loss, if any, represents the excess of the asset or asset group’s carrying value compared to its estimated fair value.
Cash and Cash Equivalents
Cash and cash equivalents consists of cash on hand.
Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. We maintain an allowance for doubtful accounts for estimated losses inherent in our accounts receivable portfolio. In establishing the required allowance, we consider historical losses adjusted to take into account current market conditions and our customers’ financial condition, the amount of receivables in dispute, the current receivables aging and current payment patterns. Account balances are

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We do not have any off-balance-sheet credit exposure related to our customers.
Preferred Stock
We have two classes of preferred stock. Preferred stock B Series has par value of CHF 1 per share and liquidation preference of CHF 35.08 ($37.05) per share. Preferred stock C Series has par value of CHF 1 per share and liquidation preference of CHF 28.06 ($29.63) per share. Preferred stock is not redeemable and does not differ from common stock except for liquidation preference in case of Company’s dissolution. Each preferred and common stock share carries one vote at a shareholders’ meeting and has equal right to dividend distributions as any other share. To date, no dividends have been declared by the Board of Directors.
Research and Development Costs
Research and development costs incurred for new software products and enhancements to existing products are expensed as incurred.
Software Development Costs
Software development costs related to software that is or will be sold or licensed externally to third-parties, or for which a substantive plan exists to sell or license such software in the future, incurred prior to the establishment of technological feasibility are expensed as incurred. Costs incurred subsequent to establishing technological feasibility, but prior to the general release of the product, are capitalized and amortized to cost of revenue over the estimated useful life of the related products. We have determined that technological feasibility is reached shortly before the general release of our software products. Costs incurred after technological feasibility is established but prior to the general release of the product have not been significant, and accordingly, we have expensed the internal costs relating to software development when incurred.
Warranties
We typically warrant that our products will perform in a manner consistent with the product specifications. We have not historically incurred warranty type costs to customers that do not have PCS and as such have not accrued for any such costs. Any warranty type costs incurred for customers that have PCS are accounted for as costs of providing PCS.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion of all of the deferred tax assets will be realized.
We establish reserves for tax uncertainties that reflect the use of the comprehensive model for the recognition and measurement of uncertain tax positions. Under the comprehensive model, when the minimum threshold for recognition is not met, a tax position is recorded as the largest amount that is more than fifty percent likely of being realized upon ultimate settlement.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Withholding Taxes
We have various statutory withholding taxes that our customers retain as required by local taxing authorities. Our accounting policy is to include these taxes in revenues and general and administrative expense. For the years ended December 31, 2010 and 2009 these taxes were $97,945 and $44,746, respectively.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Fair Value Measurements
We have adopted the provisions of ASC 820 Fair Value Measurement, which defines fair value, establishes a framework for measuring fair value, and enhances disclosures about fair value measurements. Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques must maximize the use of observable inputs and minimize the use of unobservable inputs.
ASC 820 establishes a value hierarchy based on three levels of inputs, of which the first two are considered observable and the third is considered unobservable:
•	Level 1. Quoted prices for identical assets or liabilities in active markets which we can access.

•	Level 2. Observable inputs other than those described as Level 1.

•	Level 3. Unobservable inputs.
We believe that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and revolving credit facility, are in the financial statements at amounts that approximate their fair value based on the short maturities of these financial instruments.
Concentration of Risk
Financial instruments that potentially subject us to significant concentrations of credit risk principally consist of cash, cash equivalents, and accounts receivable. We place our cash and cash equivalents with financial institutions with high credit ratings. As part of our cash and investment management processes, we perform periodic evaluations of the credit standing of the financial institutions with whom we maintain deposits, and have not recorded any credit losses to-date. For trade accounts receivable, we perform ongoing credit evaluations of our customers’ financial condition and limit the amount of credit extended when deemed appropriate. We have concentrations in the volume of business transacted with certain customers. During the year ended December 31, 2010, four of our customers contributed to our revenue recognized by more than 10%, specifically by 35%, 18%, 14% and 12% of our total revenue. During the year ended December 31, 2009, two of our customers contributed to our revenue recognized by more than 10%, specifically by 30% and 21% of our total revenue. None of these customers were domiciled in Switzerland. For 2010 and 2009, approximately 80% and 85% of our respective total revenues relate to customers in or delivering products to the automotive industry. Our revenue and operating results could be adversely affected by poor economic environment resulting in significant decreases in demand for our products and services or by our existing customers terminating their relationship with us.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Foreign Currency Translation
We have foreign operations and transact business in various foreign currencies. In general, the functional currency of a foreign operation is the local country’s currency. Non-functional currency monetary balances are re-measured into the functional currency of the subsidiary with any related gain or loss recorded in other income (expense), net, in the accompanying consolidated statements of operations. Assets and liabilities are translated from functional currency to reporting currency using period-end exchange rates. Revenue and expenses are translated from functional currency to reporting currency at the average exchange rates in effect during the year. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets. Foreign currency transaction gains (losses) included in net loss for fiscal years 2010 and 2009 were $(355,895) and $86,098, respectively.
Stock Option Plan
We recognize all employee stock-based compensation as a charge against earnings. Equity classified awards are measured at the grant date fair value of the award. We estimate grant date fair value using the Black-Scholes option pricing model.
Pension Plans
We record annual amounts relating to pension plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases and turnover rates. We review our assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in accumulated other comprehensive income and amortized to net periodic cost over future periods using the corridor method. We believe that the assumptions utilized in recording obligations under our plans are reasonable based on experience and market conditions.
3. Business Combination
On January 19, 2009, we acquired the Siemens Professional Speech Processing Business (“Siemens Speech”) from Siemens Aktiengesellschaft (the “Seller”). Siemens Speech engages in the business of development and distribution of software products containing speech processing technology comprising software for speech recognition, speech synthesis, speech dialog, speaker biometrics and hands free technology (noise reduction and echo cancellation) for server and embedded software as well as related services. The results of Siemens Speech operations have been included in the consolidated financial statements since the acquisition date.
We acquired Siemens speech to gain access to lingual and programming knowledge of the Seller’s employees, to gain access to the automatic speech recognition software and customer base in the automotive industry, primarily in Germany. No synergies were expected to be achieved through the acquisition. The acquisition was a taxable event.
The aggregate purchase price was €500,000 ($663,500) and was paid in cash. We incurred acquisition-related costs of €68,000 ($90,200). These costs were recognized in general and administrative line of consolidated statement of operations. There was a gain on bargain purchase of €1,094,616 ($1,452,555) arising from the acquisition which has been recognized in the consolidated statements of operations. The bargain purchase was primarily a result of the Seller wishing to exit a non-strategic business line, to minimize continuing operating costs and future incremental costs associated with alternative exits.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes the consideration paid for Siemens Speech and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

Consideration:
Cash	$663,500

Fair value of total consideration transferred	$663,500

Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets	$867,858
Intangible assets	2,396,562
Property and equipment	62,369
Other assets	611,747
Liabilities	(1,250,567)
Deferred tax liability	(571,914)

Total identifiable net assets assumed	2,116,055
Gain on bargain purchase	(1,452,555)

Total	$663,500

The fair value of the current assets and other assets acquired is €1,115,000 ($1,479,605). This includes accounts receivable, which has been fully collected. The acquired intangible assets include customer relationships of €578,000 ($767,006) (3-year weighted average useful life) and technology of €1,228,000 ($1,629,556) (5-year weighted average useful life). We recorded a deferred tax liability as a result of purchase accounting primarily associated with the acquired intangible assets of €430,982 ($571,914).
The unaudited pro forma results of operations as if we had acquired Siemens Speech on January 1, 2009 are materially consistent with the 2009 results included in the consolidated statement of operations given the acquisition date of January 19, 2009.
4. Intangible Assets, Net
Intangible assets, net consist of the following as of December 31, 2010 and 2009:

	December 31, 2010
	Weighted
	average	Gross
	amortization	carrying	Accumulated	Net carrying
	period	amount	amortization	amount

Customer relationships	3-years	$768,237	$(498,828)	$269,409

Technology	5-years	1,632,171	(635,876)	996,295
Databases and other	5-years	499,750	(61,982)	437,768

Total		$2,900,158	$(1,196,686)	$1,703,472

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2009
	Weighted
	average	Gross
	amortization	carrying	Accumulated	Net carrying
	period	amount	amortization	amount

Customer relationships	3-years	$829,286	$(262,039)	$567,247

Technology	5-years	1,761,874	(334,032)	1,427,842
Databases and other	5-years	111,784	(45,835)	65,949

Total		$2,702,944	$(641,906)	$2,061,038

Amortization expense for acquired technology is included in the cost of revenue from amortization of intangible assets in the accompanying statements of operations and amounted to $325,350 and $323,631 during the years ended December 31, 2010 and 2009, respectively. Amortization expense for customer relationships and other intangible assets is included in operating expenses and was $305,425 and $277,174 during the years ended December 31, 2010 and 2009, respectively. Estimated amortization expense for each of the five succeeding years as of December 31, 2010, is as follows:

Amortization of
Year Ending December 31,	Intangible Assets
2011	$678,596
2012	439,779
2013	425,716
2014	110,717
2015	48,362
Thereafter	302

Total	$1,703,472

5. Accounts Receivable, Net
Accounts receivable, net consisted of the following as of December 31, 2010 and 2009:

	December 31,
	2010	2009

Accounts receivable	$1,980,692	$2,067,376
Less — allowance for doubtful accounts	—	(108,490)

Accounts receivable, net	$1,980,692	$1,958,886

The allowance for doubtful accounts and related accounts receivable at December 31, 2009 was written-off during the 2010 year.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. Property and Equipment, Net
Property and equipment, net consisted of the following as of December 31, 2010 and 2009:

	Useful	December 31,
	Lives	2010	2009

Machinery and equipment	5 years	$225,531	$207,554
Computers, software and equipment	3-5 years	1,242,508	1,009,979
Leasehold improvements	5 years	65,315	20,087
Furniture and fixtures	5 years	217,538	206,185

		1,750,892	1,443,805
Less accumulated depreciation		(898,900)	(563,195)

Property and equipment, net		$851,992	$880,610

Depreciation expense was $324,915 and $204,201 for the years ended December 31, 2010 and 2009, respectively.
7. Accrued Expenses
Accrued expenses consisted of the following as of December 31, 2010 and 2009:

	December 31,
	2010	2009

Compensation and related items	$2,357,984	$1,995,802
Other	465,488	567,385

Total	$2,823,472	$2,563,187

8. Credit Facilities and Debt
In October 2008, we entered into a credit facility with Neue Aargauer Bank (the “Bank”) for €1,500,000 revolving credit line (the “2008 Credit Facility”). Interest rate was set by the Bank depending among other factors on the conditions of money and capital markets. The 2008 Credit Facility included a quarterly commitment fee of 0.125% calculated on average unutilized line of credit during the respective quarterly period. We had no outstanding balances under the 2008 Credit Facility at any time.
In October 2009, we entered into a new credit facility with the Bank for €2,500,000 revolving credit line (the “2009 Credit Facility”). The 2009 Credit Facility replaced the 2008 Credit Facility. The interest rate is set by the Bank depending, among other factors, on the conditions of money and capital markets. We had a term loan of €1,000,000 ($1,329,130) and €0 and a bank overdraft of €112,705 ($149,799) and €0 outstanding under the 2009 Credit Facility as of December 31, 2010 and 2009, respectively. The interest rate as of December 31, 2010 was 2.4% per annum for the term loan and 6% per annum for the bank overdraft. The term loan and the bank overdraft are classified in current liabilities under due to bank and other current liabilities, respectively.
The 2009 Credit Facility contains restriction on the minimum level of tangible net worth of CHF 2,500,000, as determined under local Swiss accounting rules, which has to be maintained at all times. Tangible net worth is defined as the sum of share capital, share premium, retained earnings, and

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
subordinated loans, less capitalized software development costs and other intangible assets as determined under Swiss accounting rules. At March 31, 2011, we were not in compliance with the tangible net worth restriction. See Note 14 for further information.
9. Stock-Based Compensation
We have stock-based award plans under which employees, management and directors may be granted stock options to purchase our common stock. We recognize stock-based compensation expense over the requisite service period, net of estimated forfeitures. Our stock-based awards are accounted for as equity instruments.
The number of stock options outstanding and fully vested at December 31, 2010 and 2009 and January 1, 2009 was 19,806 at each respective date. The stock option exercise prices range from CHF 1.00 ($1.06) to CHF 33.98 ($35.88). The average exercise price is CHF 4.48 ($4.73). The stock options have no maximum contractual term. The number of common shares authorized for awards of equity share options is 20,400. No stock options were exercisable during the years ended December 31, 2010 and 2009, given the terms of the stock-based award plans require either an initial public offering or the sale of the Company in order for options to become exercisable; no such events occurred during these years.
No stock options were granted, exercised, forfeited, or became expired during the years ended December 31, 2010 and 2009. We recognized no stock compensation costs in consolidated statements of operations for the years ended December 31, 2010 and 2009 as the related compensation costs of $986,500, net of tax of zero, was recognized prior to January 1, 2009 consistent with related vesting period.
10. Pension and Post-Retirement Benefits
We have defined benefit pension plans in Switzerland and Germany covering substantially all of our employees upon their retirement. The benefits are primarily based on age, years of service and the level of compensation. We make contributions to the plans in accordance with legal and statutory requirements to various statutory defined benefit pension plans.
In accordance with the provisions set forth in ASC Topic 715, Compensation — Retirement Benefits, we recognized the funded status, which is the difference between the fair value of plan assets and the projected benefit obligations, of our defined benefit pension plans in the consolidated balance sheets with a corresponding adjustment to accumulated other comprehensive income (loss), net of tax. These amounts in accumulated other comprehensive income (loss) will be subsequently recognized as net periodic pension expense consistent with the corridor method.
The following table shows the changes in the projected benefit obligation, plan assets and funded status of the defined benefit pension plans as of December 31, 2010 and 2009:

	December 31,
	2010	2009
Benefit obligation	$(6,924,418)	$(4,698,269)
Fair value of plan assets	5,296,147	3,527,044

Funded status	$(1,628,271)	$(1,171,225)

Amounts recognized in the balance sheet consists of:
Pension liabilities	$(1,628,271)	$(1,171,225)
Accumulated other comprehensive loss	211,277	2,585

Net amount recognized	$(1,416,994)	$(1,168,640)

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The amounts recognized in accumulated other comprehensive loss consisted of net actuarial loss of $208,692, net of tax benefit of $19,586, and $2,585, net of tax benefit of $12,913, for the years ended December 31, 2010 and 2009, respectively.
Of the accumulated other comprehensive loss on the consolidated balance sheet as of December 31, 2010, we expect to recognize zero in earnings during fiscal 2011.
Included in the table below are the amounts relating to our defined benefit pension plans, which have accumulated benefit obligations and projected benefit obligations in excess of plan assets as of December 31, 2010 and 2009:

	December 31,
	2010	2009
Aggregate projected benefit obligation	$6,924,418	$4,698,269
Aggregate accumulated benefit obligation	6,531,745	4,395,163
Aggregate fair value of plan assets	5,296,147	3,527,044
The components of net periodic benefit cost were as follows for the years ended December 31, 2010 and 2009:

	2010	2009
Service cost	$(429,124)	$(325,818)
Interest cost	(145,095)	(132,677)
Expected return on plan assets	139,906	76,955

Net periodic pension cost	$(434,314)	$(381,540)

Included in the table below are the employer contributions, employee contributions and benefits paid for the years ended December 31, 2010 and 2009:

	2010	2009
Employer contributions	$363,178	$290,923
Employee contributions	371,876	315,562
Benefits paid	19,734	—
Plan Assumptions
Weighted-average assumptions used in developing the net periodic benefit cost for the pension plans were as follows:

	2010	2009
Discount rate	3.1%	3.6%
Expected long-term rate of return on plan assets	3.6%	4.2%
Rate of compensation increase	2.0%	2.1%

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Investment Strategy
The Company’s investment strategy for its pension plan assets is to maintain a diversified portfolio of asset classes with the primary goal of meeting long-term cash requirements as they become due. Assets are primarily invested in diversified funds that hold equity or debt securities to maintain the security of the funds while maximizing the returns within the investment policy. The target asset allocation as of December 31, 2010 was as follows:

Cash and cash equivalents	1%
Equity funds	10%
Fixed-income funds	68%
Real estate funds	16%
Other	5%
The expected long-term rate of return on plan assets is determined based on a variety of considerations, including established asset allocation targets and expectations for those asset classes, historical returns of the plans’ assets and other market considerations. All of the assets are invested in funds offered to institutional investors that are similar to mutual funds in that they provide diversification by holding various debt and equity securities.
The fair value of total pension plan assets by major category at December 31, 2010 and 2009 is as follows:

	December 31,
	2010	2009

Asset category:
Cash and cash equivalents	$805,294	$709,749
Equity funds	731,682	376,306
Fixed-income funds	2,924,942	1,804,141
Real estate funds	631,481	367,600
Other	202,750	269,247

Total	$5,296,149	$3,527,044

The assets are all invested in funds which are not quoted on any active market and are valued based on the underlying debt and equity investments or their individual broker-quoted prices at any given time, and thus are classified as Level 2 within the fair value hierarchy as described in Note 2.
Employer Contributions
We expect to contribute $319,132 to our defined benefit pension plans in fiscal year 2011, which is the minimum funding requirement to satisfy our Swiss pension obligations.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year Ending December 31,
2011	$121,192
2012	136,375
2013	155,648
2014	164,362
2015	167,796
Thereafter	1,019,553

Total	$1,764,926

11. Leases
In March 2010, we entered into a capital lease covering computer equipment that expires February 2012. At December 31, 2010, the computer equipment and related accumulated depreciation recorded under the capital lease were as follows:

December 31, 2010
Machinery and equipment	$35,935
Less accumulated depreciation	(14,973)

$20,962

Depreciation of assets held under the capital lease is included with depreciation expense.
The Company also has several noncancelable operating leases, primarily for office space, that expire over the next six years. These leases generally contain renewal options for periods ranging from one to five years and require the Company to pay all executory costs such as maintenance and insurance.
In 2010, we extended our noncancelable operating lease for office space in Zurich, Switzerland for an additional five years. The extended five year term begins in October 2011. In connection with the extension, we received a reimbursement for leasehold improvements of $24,981. This reimbursement is a lease incentive which has been recognized as a liability and is being amortized on a straight-line basis over the extension term. The leasehold improvements are included in property and equipment and are being amortized over the shorter of the estimated useful life of the improvements and the lease term.
In 2010, we entered into a noncancelable operating lease for office space in Ulm, Germany for an initial term of five years, with a one year renewal option. In 2009, we entered into a noncancelable operating lease for office space in Munich, Germany for an initial term of five years, with a renewal option for an additional five years.
Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the respective leases including any periods of free rent. Rental expense for operating leases during 2010 and 2009 was $648,146 and $437,295, respectively.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Future minimum lease payments under capital leases and noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2010 are:

	Capital	Operating
	Leases	Leases
Year ending December 31:
2011	$19,820	$713,949
2012	3,303	713,949
2013	—	713,701
2014	—	610,433
2015	—	408,236
Later years, through 2016	—	319,786

Total minimum lease payments	23,123	$3,480,054

Less estimated executory costs	(1,633)

Net minimum lease payments	21,490
Less amount representing interest (2.4% per annum)	(319)

Present value of net minimum capital lease payments	21,171

Less current installments of obligations under capital leases	(3,061)

Obligations under capital leases, excluding current installments	$18,110

12. Commitments and Contingencies
Litigation and Other Claims
From time to time, we may be involved in various legal proceedings arising from the normal course of business activities, including claims of alleged infringement of third-party patents and other intellectual property rights, commercial employment and other matters. We make a provision for a liability related to legal proceedings when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.
13. Income Taxes
The income tax benefit for the years ended December 31, 2010 and 2009 consisted of the following:

	December 31,
	2010	2009

Current tax expense	$122,374	$43,538
Deferred tax benefit	(238,545)	(162,656)

Income tax benefit	$(116,171)	$(119,118)

The loss before income taxes for the years ended December 31, 2010 and 2009 was generated primarily by our Swiss operations. The income tax benefit for the years ended December 31, 2010 and 2009 relate principally to our foreign jurisdictions.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The effective income tax rate for the years ended December 31, 2010 and 2009 was a benefit of 1.8% and 2.6%, respectively. This differed from the amounts computed by applying the combined Swiss Federal, Cantonal and Community income tax rate of 21.2% to loss before income taxes as a result of changes in the valuation allowance and the effect of different tax rates that apply in foreign jurisdictions.
There are no expected income tax consequences from the repatriation of any foreign earnings to Switzerland.
Significant Components of Current and Deferred Taxes
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following at December 31, 2010 and 2009:

	December 31,
	2010	2009

Deferred tax assets:
Net operating loss carryforwards	$939,592	$443,635
Deferred revenue	3,488,764	2,210,394
Pensions	364,389	239,082
Other liabilities	—	252,629
Stock-based compensation	234,734	215,035
Other deductible temporary differences	41,406	35,760

Total deferred tax assets	5,068,885	3,396,535
Less valuation allowance	(4,763,457)	(3,040,260)

Net deferred tax assets	305,428	356,275

Deferred tax liabilities:
Receivables	—	(208,744)
Property and equipment	(30,494)	(45,507)
Intangible assets	(85,026)	(179,023)
Deferred costs	(60,834)	(1,823)
Other taxable temporary differences	(24,123)	—

Total gross deferred liabilities	(200,477)	(435,097)

Net deferred tax asset (liability)	$104,951	$(78,822)

Net deferred tax assets of $118,230 and $27,230 at December 31, 2010 and 2009, respectively, are included in other long-term assets. Net deferred tax liabilities of $13,279 and $106,052 at December 31, 2001 and 2009, respectively, are included in other long-term liabilities. The net change in the valuation allowance was $1,723,197 and $1,103,193 for the years ended December 31, 2010 and 2009, respectively with the increase being mainly due to additional net operating loss carryforwards for income tax purposes incurred in 2010.
At December 31, 2010, we have net operating loss carryforwards for income tax purposes of approximately (i) $4,008,624 (CHF 3,796,087) for Swiss tax purposes of which $688,988 expires in 2011, $3,797 expires in 2013, $1,594,764 expires in 2016 and $1,721,075 expires in 2017 and (ii) $234,000 related to US Federal income tax which expires in 2030.
Uncertain Tax Positions
No amounts were accrued for uncertain tax provisions at December 31, 2010 or 2009 nor are any amounts expected to be accrued in the next twelve months.

SVOX AG
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
14. Subsequent events
On June 16, 2011, we were acquired by Nuance Communications, Inc. (“Nuance”), and Ruetli Holding Corporation, a wholly-owned subsidiary of Nuance (“Purchaser”). Pursuant to the terms of the Purchase Agreement, the Purchaser acquired all of our outstanding capital stock payable to the former stockholders of the Company for an aggregated consideration of €87 million ($124.3 million), of which €57 million ($81.3 million) was paid in cash at the closing, (ii) €8.3 million ($11.9 million) is payable in cash or shares of Nuance common stock on the first anniversary of the closing and (iii) €21.7 million ($31.1 million) is payable in cash or shares of Nuance common stock on or before December 31, 2012.
As of March 31, 2011, we were not in compliance with the tangible net worth restriction of CHF 2,500,000, as determined under local Swiss accounting rules, included under the 2009 Credit Facility with Neue Aargauer Bank. In June 2011, subsequent to the Nuance acquisition, Neue Aargauer Bank waived the covenant violation and the amounts outstanding under the 2009 Credit Facility were repaid in full.
We have evaluated subsequent events from the balance sheet date through July 27, 2011, the date at which the financial statements were available to be issued, and determined there were no other items to disclose.